Exhibit 3.5

AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATIONS

This AMENDMENT NO. 1 to the CERTIFICATE OF DESIGNATIONS, dated as of September 15, 2004 (this “Amendment No. 1”), made by VERTICAL HEALTH VENTURES, INC., a Delaware corporation (the “Company”) and wholly owned subsidiary of VERTICAL HEALTH SOLUTIONS, INC., a Florida corporation (the “Parent”), and acknowledged and agreed to by Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”).

Reference is made to the CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE PER SHARE (as amended, modified or supplemented from time to time, the “Certificate of Designations”) of the Company.

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The reference to “$1.67” set forth in Section 5(c)(ii) of the Certificate of Designations is hereby deleted and the amount “$0.65” is hereby is hereby inserted in lieu thereof.

2. Section 7.7 of the Certificate of Designations is hereby deleted in its entirety and the following Section 7.7 is hereby inserted in lieu thereof:

“7.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Parent’s Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Parent shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Parent’s Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Parent’s Common Stock shall include the NASD OTCBB, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange or the New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Parent’s Common Stock).”

3. This Amendment No. 1 shall be effective as of the date hereof following the execution of same by each of the Company and Laurus.

4. There are no other amendments to the Certificate of Designations, and all of the other forms, terms and provisions of the Certificate of Designations shall remain in full force and effect.

5. The Company hereby represents and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by the Company in connection with the Certificate of Designations are true correct and complete and all of Company’s covenants requirements have been met.

6. This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

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IN WITNESS WHEREOF, each of the Company and Laurus has caused this Amendment No. 1 signed in its name effective as of this 15th day of September, 2004.

VERTICAL HEALTH VENTURES, INC.

By:	/s/ STEPHEN WATTERS.
Name:	Stephen Watters
Title:	CEO

Acknowledged and Agreed to by: LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
Name:	David Grin
Title:	Fund Manager